EXHIBIT 99.1

Vision-Sciences, Inc. Signs a Manufacturing and Supply Agreement With SpineView, Inc.

ORANGEBURG, N.Y., June 23, 2008 (PRIME NEWSWIRE) -- On June 19, 2008, Vision-Sciences, Inc., (Nasdaq:VSCI) ("Vision-Sciences", the "Company", "we" or "us") and SpineView, Inc. ("SpineView"), entered into a Development and Supply agreement (the "SpineView Agreement"), pursuant to which we are to develop and supply a CCD-based video endoscope to SpineView for use with SpineView's products. SpineView is engaged in the development and manufacture of miniature, minimally invasive, disposable spine surgery devices that include reusable endoscopes for visualization and image guidance.

SpineView agreed to pay us $225,000 for certain non-recurring engineering costs, and to reimburse us for up to $40,000 of our out-of-pocket costs. After the completion of certain milestones and delivery of a prototype, SpineView has agreed to place an initial firm order with us for 50 video endoscopes at a purchase price of $27,000 per unit (the "Initial Order"), for a total of $1.35 million dollars. Following delivery of the Initial Order, SpineView shall submit a forecast for the following 12 months, of which the first six months will be considered a firm order at a price of $23,500 per video endoscope. Payment for certain of these items is subject to the closing of certain of SpineView's fundraising activities. We are also to be the exclusive supplier to SpineView of visualization means for use with some future SpineView products.

The initial term of the SpineView Agreement is for four years from the date of the delivery of the initial order, and will automatically renew for successive one year periods, unless either party gives the other notice of its intention not to renew.

"We are excited to be able to introduce our second generation, miniaturized CCD-based video endoscope system to SpineView and their future customers," stated Mr. Ron Hadani, CEO of Vision-Sciences. "The SpineView relationship enables us to introduce our revolutionary technology into the large spine surgery market. This will be the first product in our upcoming series of new video endoscopes that will use our second-generation miniaturized CCD-based camera. The size of our new CCD-based camera is less than 2mm. This ground-breaking achievement of reduced camera size is another technological milestone for us in our mission to differentiate ourselves from the competition and establish ourselves as a leader in miniature insertion tube markets. The continuing expansion of the applications for our advanced endoscopy technology is truly exciting."

The videoscope to be produced under the SpineView Agreement will be based on our new series of uniquely advanced digital endoscopy platform. Our lightweight videoscope design facilitates diagnostic and therapeutic procedures using the world's smallest diameter insertion tube. The insertion tube contains a high resolution, tiny CCD (charge coupled device) camera at the tip, offering a sharp, high-definition, vibrant and full screen image.

"We have been looking for a better visualization technology for use with our line of disposable products under development," said Roy Chin, Chief Executive Officer of SpineView. "Presently, we have been relying on older, less quality fiber-optic technology. We are excited with the opportunity to work with Vision-Sciences and incorporate their superior imaging technology into our products."

Mr. Lewis C. Pell, the chairman of our board of directors (our "Board"), is the chairman of the SpineView board of directors and an investor in SpineView. Mr. Ron Hadani, our president and chief executive officer, and a member of our Board, and Mr. Katsumi Oneda, a member of our Board, are also investors in SpineView.

Our policy with respect to transactions in which any of our directors or officers may have an interest, requires that such transaction (a) be on terms no less favorable to us than could be obtained from unaffiliated third parties and (b) be approved by a majority of the uninterested, outside members of the Board.

At a Board meeting held on May 29, 2008, the Board reviewed the terms of the final draft of the SpineView Agreement, outside of the presence of Mr. Pell, Mr. Oneda and Mr. Hadani. The remaining (uninterested) members of our Board determined that the SpineView Agreement was fair, properly negotiated, and would be at least as favorable to us as could have been obtained from unaffiliated third parties, and accordingly, after discussion, it was approved.

About Vision-Sciences, Inc.

Vision-Sciences, Inc. (Nasdaq:VSCI) develops, manufactures and markets unique flexible endoscopic products for a variety of markets. For more information, please visit us at www.visionsciences.com

The Vision-Sciences, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3876

About SpineView, Inc.

SpineView is a closely-held, California-based development stage company that is developing miniature, minimally invasive, disposable surgical devices that include reusable endoscopes for visualization, initially for use in spinal surgeries.

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Vision-Sciences or its management "believes," "expects," "allows", "anticipates," or other words or phrases of similar import. Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. Other risk factors are detailed in our most recent annual report and other filings with the SEC.

CONTACT:  Vision-Sciences, Inc.
          Ron Hadani, CEO
          845-365-0600